EXHIBIT 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form’s S-8 (Nos. 333-102082, 333-88770, 333-88730, 333-30088, 333-88811, 333-48260, 333-52644 and 333-75736) and Form S-3 (No. 333-83491) of TIBCO Software Inc. of our report dated December 18, 2002, relating to the financial statements, which appears in this Form 10-K.

/s/    PRICEWATERHOUSECOOPERS LLP

San Jose, California

February 5, 2003